EXHIBIT 10.11

January 1, 2005

Mr. Dan Grey
2305 Camino Ramon, Suite 200
San Ramon, CA 94583

RE:   EMPLOYMENT TERMS

Dear Dan:

SBE, Inc. (the "Company") is pleased to offer you the position of Chief Executive Officer on the following terms.

You shall have such responsibilities and duties as are determined by the Company's Board of Directors (the "Board"). You will continue to work at our facility located at 2305 Camino Ramon, Suite 200, San Ramon, CA 94583. You will be expected to abide by Company policies and procedures, and to comply with the Company's employee handbooks and manuals.

Your base salary will be $200,000 per year, less payroll deductions and required withholdings, paid semi-monthly. You will also continue to be eligible to participate in the Company's Management Incentive Program ("MIPS").

You will continue to be eligible for the standard Company benefits offered to other employees, including but not limited to health, dental, vision, profit sharing, 401K, life insurance and disability insurance under the Company's plans. The Company may change its benefits from time to time in its discretion.

Subject to approval by the Board, the Company shall grant you a new option to purchase 100,000 shares of the Company's common stock, at an exercise price equal to the fair market value of the stock as of the closing price the day before the grant date, which shall be January 1, 2005 (the "Option"). The Option will vest over four years with 25% vesting on January 1, 2006 and monthly thereafter, and will be subject to the further terms and conditions of the governing stock option issuance document and the Company's 1996 Stock Option Plan, as amended.

Your employment relationship continues to be "at will," at the pleasure of the Board, which means both you and the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and a duly authorized member of the Board.

This letter, together with your Proprietary Information and Inventions Agreement ("Proprietary Information Agreement") and Executive Severance Benefits Agreement dated April 12, 2004 ("Severance Agreement"), forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements, promises or representations made to you by anyone, whether oral or written, regarding its subject matters, other than as contained in the Proprietary Information Agreement and Severance Agreement.

Mr. Dan Grey
January 1, 2005
Page 2


This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized member of the Board.

Please sign and date this letter and return it to me at your earliest convenience to continue your employment with the Company under the terms described above.

We look forward to your favorable reply.

Sincerely,


/s/ John Reardon
---------------------------
John Reardon
Duly Authorized Member of the Board


Accepted:

/s/ Dan Grey                                         January 1, 2005
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Dan Grey                                             Date